EXHIBIT 99.4

CONSENT OF SVB SECURITIES LLC

We hereby consent to the use of our opinion letter dated September 20th, 2022 to the Board of Directors of Sesen Bio, Inc., included as Annex B to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Sesen Bio, Inc. to be filed on the date hereof, and to the references to such opinion in such proxy statement/prospectus under the captions: “Prospectus Summary – Opinion of Sesen Bio’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Sesen Bio Reasons for the Merger” and “The Merger – Opinion of Sesen Bio’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ SVB SECURITIES LLC

New York, New York

October 14, 2022